UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the registrant [X]
Filed by a party other than the registrant [   ]

Check the appropriate box:

[   ] Preliminary proxy statement
[   ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X] Definitive proxy statement
[   ] Definitive additional materials
[   ] Soliciting material pursuant to § 240.14a-12

AEP Industries Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LETTER TO OUR STOCKHOLDERS

February 28, 2007

To our Stockholders:

We cordially invite you to attend our 2007 Annual Meeting of Stockholders, which will be held on Tuesday, April 10, 2007, at 10:00 a.m., local time, at the Holiday Inn, 283 Route 17 South, Hasbrouck Heights, New Jersey.

At the annual meeting, stockholders will be asked to elect three Class C Directors and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2007. We urge you to carefully review the proxy materials and to vote FOR the director nominees and FOR the ratification of such appointment. Please refer to the attached notice and proxy statement for additional information regarding each of the proposals and the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote by mailing your completed proxy card or voting instruction card and save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

We hope to see you at the April 10, 2007 annual meeting.

Sincerely,

J. Brendan Barba
Chairman of the Board
President and Chief Executive Officer

Corporate Headquarters
125 Phillips Avenue
South Hackensack, NJ  07606
(201) 641-6600

AEP INDUSTRIES INC.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Our 2007 Annual Meeting of Stockholders will be held on Tuesday, April 10, 2007 at 10:00 a.m., local time, at the Holiday Inn, 283 Route 17 South, Hasbrouck Heights, New Jersey to conduct the following items of business:

•        To elect three Class C Directors to serve for a three-year term or until their respective successors have been elected and qualified.

•        To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2007.

•        To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only stockholders of our common stock at the close of business on February 13, 2007 are entitled to receive this notice and to attend and vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders will be available during regular business hours at our principal executive offices, 125 Phillips Avenue, South Hackensack, NJ  07606. A stockholder may examine the list for any legally valid purpose related to the meeting.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by mailing your completed proxy card or voting instruction card and save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

By Order of the Board of Directors,

Lawrence R. Noll
Secretary

South Hackensack, New Jersey

February 28, 2007

AEP INDUSTRIES INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
APRIL 10, 2007

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of AEP Industries Inc. (the “Board”) is soliciting your proxy for use at our 2007 Annual Meeting of Stockholders and any adjournment or postponement of such meeting. The 2007 Annual Meeting of Stockholders will be held on Tuesday, April 10, 2007, at 10:00 a.m., local time, at the Holiday Inn, 283 Route 17 South, Hasbrouck Heights, New Jersey.

The notice of annual meeting, proxy statement and form of proxy was first mailed to stockholders on or about February 28, 2007.

What is the purpose of the annual meeting?

At the annual meeting, you will be voting on the election of three Class C Directors and the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal 2007. The Board recommends a vote FOR the director nominees and FOR the ratification of such appointment. We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

In addition, management will report on our performance and will respond to appropriate questions from stockholders. Representatives of KPMG will be present at the annual meeting, will have an opportunity to make a statement, and will answer appropriate questions from our stockholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on February 13, 2007, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. Each share is entitled to one vote on each matter properly brought before the meeting. As of February 13, 2007, we had 7,936,409 shares of common stock outstanding and entitled to vote.

What is the difference between holding shares as a stockholder of record and a beneficial owner?

Stockholders of Record.   If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.   Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

How do I vote?

By Mail.   You may vote by completing, signing and returning the enclosed proxy card or voting instruction card. Even if you plan to be present at the meeting, we encourage you to vote your shares in this manner. If you are a stockholder of record and the postage-paid envelope is missing, please mail your completed proxy card to AEP Industries Inc., c/o Lawrence R. Noll, Vice President & Secretary, 125 Phillips Avenue, South Hackensack, NJ  07606.

At the Annual Meeting.   If you are a stockholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot. If you hold your shares through a bank, broker or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

Can I change my vote after I return my proxy card or voting instruction card?

Stockholders of Record.   You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting or by filing with our Secretary either a notice revoking the proxy or a properly signed proxy that is dated later than the proxy card.

Beneficial Owners.   If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you have multiple accounts with banks, brokers, other nominees and/or our transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive. We recommend that you contact your broker and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY  10038
Telephone:  800-937-5449

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record.   If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters.

Beneficial Owners.   If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not return the voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable law, a bank, broker or nominee has the discretion to vote on routine matters, which include the uncontested election of directors and the ratification of the appointment of an independent registered public accounting firm.

If you do not provide voting instructions and the bank, broker or other nominee does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as present for purposes of determining a quorum but will not be considered as entitled to vote with respect to that proposal. Therefore, if a proposal requires a majority of the outstanding shares, a broker non-vote, similar to an abstention, will have the same effect as a vote against the proposal. We do not expect any non-routine matters to be voted upon at the annual meeting.

What if I hold shares through the 401(k) Savings and Employee Stock Ownership Plan?

Your proxy card will serve to instruct the trustee of the 401(k) Savings and Employee Stock Ownership Plan how to vote your shares. If you do not provide instructions on how to vote your shares, those shares will not be voted. To allow sufficient time for the trustee to vote your shares, your proxy card must be received by Friday, April 6, 2007.

How many shares must be present to hold the meeting?

In order for us to conduct the annual meeting, a majority of our outstanding shares as of February 13, 2007 must be present in person or by proxy at the meeting. This is known as a quorum. Broker non-votes and abstentions will be considered as present for purposes of determining a quorum.

How many votes are needed to elect the directors and ratify the appointment of KPMG?

Election of Directors.   The three nominees receiving the highest number of “yes” votes at the meeting will be elected as Class C Directors. This number is called a plurality. A properly signed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted for such director(s) so indicated and will have no effect on the outcome of the vote.

Ratification of Appointment of KPMG.   The affirmative vote of the holders of the majority of shares present at the meeting is required for ratification of the appointment of KPMG as our independent public registered accounting firm for fiscal 2007. Abstentions will have the same effect as a vote against the matter. Although stockholder approval of the appointment is not required by law and is not binding on us, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year, although it has no current intention to do so.

Who will count the votes and where can I find the voting results?

American Stock Transfer & Trust Company will tabulate the voting results. We will announce the voting results at the annual meeting and will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2007.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

The Board currently consists of nine members serving three-year staggered terms. Three directors are to be elected at the annual meeting to hold office until the 2010 annual meeting of stockholders (“Class C directors”). Each director will serve until his or her successor is elected and qualified or until his or her earlier resignation, retirement or death. The Board has nominated the current Class C directors, J. Brendan Barba, Richard E. Davis and Lee C. Stewart, for new terms that will expire at the 2010 annual meeting. With the exception of Mr. Barba, the Board has affirmatively concluded that such director nominees are “independent” under the applicable rules of the NASDAQ Global Market (“Nasdaq”).

Each of the nominees has accepted the nomination and agreed to serve as a director if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies will vote for that substitute nominee.

The Board recommends that you vote FOR the election of each of the following Class C director nominees:

Nominee	Age	Director Since	Nominee Background
J. Brendan Barba	66	1970	• Our President and Chief Executive Officer since 1970
			• Our Chairman of the Board since 1985
Richard E. Davis	64	2004	• Vice President - Finance and Chief Financial Officer of Glatt Air Techniques, Inc. (supplier of solids processing technology to pharmaceutical and manufacturing organizations) since 1988

•   Vice President, Finance and Chief Financial Officer of The GMI Group (conglomerate with computer graphics, advertising, audio/visual presentations, music and book publishing operations) from 1985 to 1988

Lee C. Stewart	58	1996	• Financial consultant to third parties since March 2001
			• Executive Vice President and Chief Financial Officer of Foamex International, Inc. (manufacturer of polyurethane products) from March to May 2001
			• Vice President of Union Carbide Corporation (manufacturer of petrochemicals) from 1996 to 2001
			• Investment banker with Bear Stearns & Co., Inc. for more than ten years prior to 1996
			• Member of the Advisory Board of Daniel Stewart & Co. (London-based investment and private equity firm)
			• Member of the Board of Directors of:
			• P.H. Glatfelter Company (private entity that is a global manufacturer of specialty papers and engineering products)
			• Marsulex, Inc. (a Toronto Stock Exchange company, providing outsourced environmental compliance services)
			• International Transmission Company Holding Corp. (private entity that is a electrical transmission company)

The remaining directors are Class A directors (term expires in 2008) or Class B directors (term expires in 2009). With the exception of Messrs. Noll and Feeney, the Board has affirmatively concluded that such directors are independent under the applicable rules of Nasdaq.

Director/Class	Age	Director Since	Director Background
Kenneth Avia Class A	64	1980	• Managing Principal of Avia Consulting Group LLC since 2002
			• Executive Vice President of First Data Merchant Services (global payment services firm) from 1993 to 2002
			• Divisional Vice President of Automatic Data Processing, Inc. (global independent computing services firm) from 1984 to 1993
Paul E. Gelbard Class A	76	1991	• Of Counsel, Warshaw Burstein Cohen Schlesinger & Kuh, LLP (law firm) since 2000
			• Of Counsel, Bachner Tally & Polevoy LLP (law firm) from 1997 to 1999
			• Partner, Bachner Tally Polevoy & Misher LLP (law firm) from 1974 to 1996
Lawrence R. Noll Class A	58	2005	• Our Vice President, Controller and Secretary since 2005
			• Our Vice President and Controller from 1996 to 2005
			• Our Secretary from 1993 to 1998
			• Our Vice President, Finance from 1993 to 1996
			• Our Director from 1993 to 2004
			• Our Controller from 1980 to 1993
Robert T. Bell Class B	63	2006	• Executive Director, Charles B. Wang Foundation from 1999 to present
			• Certified Public Accountant, Mendelsohn, Kary, Bell & Natoli, LP from 1972 to 1998; Partner from 1972 to 1998; Managing Partner from 1986 to 1996
			• Member of the Board of Directors of:
			• The Smile Train (public charity)
			• David Goldberg Child Care (private entity)
			• Memorial Day Nursery (private entity)
Paul M. Feeney Class B	64	1988	• Our Executive Vice President, Finance and Chief Financial Officer since 1988
			• Vice President and Treasurer of Witco Corporation (a chemical products corporation) from 1980 to 1988
Frank P. Gallagher Class B	63	2005	• Retired since 2003 • Chairman of the Board of Coach USA
			(a transportation company) from 1999 to 2003; Director from 1996
			• Chief Executive Officer of Coach USA from 2000 to 2001
			• Director of Stagecoach Holding PLC (a transportation company from Perth, Scotland) from 2000 to 2001
			• Executive Vice President and Chief Operating Officer of Coach USA from 1998 to 1999
			• President of Community Coach (a transportation company) from 1985 to 1998

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

The Board

General.   The Board currently consists of nine directors and is led by our Chairman, J. Brendan Barba. The Board has general oversight responsibility for our affairs pursuant to Delaware’s General Corporation Law and our Restated Certificate of Incorporation and Second Amended and Restated By-Laws. In exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for our day-to-day management, it stays informed about our business and provides guidance to our management through periodic meetings and other communications. The Board is deeply involved in our strategic planning process, leadership development and succession planning.

Governance.   In August 2006, we purchased 850,000 shares of our common stock from Bradley Louis Radoff and a group of investment funds advised or managed by Third Point LLC (the “Third Point Affiliates”) in a private sale. In connection with such transaction, among other things, the Third Point Affiliates agreed to terminate their right to appoint up to two members to the Board (as previously granted under a February 2005 agreement). In October 2006, the Board increased its size to nine directors and Robert T. Bell was appointed a Class B Director.

Meetings.   The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The independent directors hold regularly scheduled executive sessions to meet without management present, with rotating directors leading such sessions. These executive sessions generally occur around regularly scheduled meetings of the Board.

All directors are expected to attend all meetings, including the annual meeting of stockholders. The Board met nine times during fiscal 2006 and conducted business by written consent once. In fiscal 2006, each current director attended more than 75% of the aggregate of all meetings of the Board and the committees of which he was a member. All directors, except Mr. Bell (who was not a director on the Board at such time), attended last year’s annual meeting of stockholders.

Director Independence.   The Board believes that there should be a substantial majority of independent directors on the Board. In fiscal 2006, the Board undertook its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, such as that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. The Board has affirmatively determined, after considering all of the relevant facts and circumstances, that Messrs. Davis, Stewart, Avia, Gelbard, Bell and Gallagher are independent directors under the applicable rules of Nasdaq. Messrs. Barba, Feeney and Noll are employed by us and are therefore not independent directors.

Each of the members of the Audit Committee, Compensation Committee and Nominating Committee are independent under the Nasdaq rules. In addition, each member of the Audit Committee of the Board must qualify under special independence standards established by the Securities and Exchange Commission (the “SEC”). The Board has affirmatively determined that the members of the Audit Committee qualify as independent directors under SEC rules.

Board Committees

The Board has delegated various responsibilities and authority to Board committees. Each committee has regularly scheduled meetings and reports on its activities to the full Board. Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committee and the Board. Each committee’s charter is posted on the Investor Relations section of our website at www.aepinc.com. The table below sets forth the membership and meeting information for the four Board committees in fiscal 2006:

Director	Audit	Compensation	Stock Option(1)	Nominating
Kenneth Avia	X	X	Chair
J. Brendan Barba
Robert T. Bell (2)
Richard E. Davis	Chair			X
Paul M. Feeney
Frank P. Gallagher.		X	X	Chair
Paul E. Gelbard		X	X	X
Lawrence R. Noll
Lee C. Stewart	X	Chair
Meetings.	4	3	1	1
Action By Written Consent.	―	―	―	―

(1)             On April 11, 2006, the Board eliminated the Stock Option Committee and incorporated those functions into the Compensation Committee.

(2)             On January 10, 2007, the Board appointed Mr. Bell to serve on the Audit Committee.

Audit Committee.   The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of KPMG, our independent registered public accounting firm. The responsibilities and activities of the Audit Committee are described in greater detail in “Audit Committee Report” and the Audit Committee’s charter.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Audit Committee. The Board has further determined that Messrs. Davis and Stewart qualify as “audit committee financial experts” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations or liability that are greater than are generally imposed on each of them as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Compensation Committee.   The Compensation Committee reviews and determines salaries, performance-based incentives and other matters relating to executive compensation, and administers our share-based compensation plans, including stock option and performance unit grants to our executive officers. The Compensation Committee also reviews and determines certain of our other compensation policies. For more information, see “Compensation Committee Report on Executive Compensation” and the Compensation Committee’s charter.

The Board has determined that members of the Compensation Committee qualify as “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Nominating Committee.   The Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board.  The Nominating Committee’s general view is to re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, who the Committee believes will continue to make important contributions to the Board and who consent to continue their service on the Board. As part of the selection and nomination process, the Nominating Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of us and the Board.

If a vacancy on the Board occurs, the Nominating Committee will actively seek individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, sound business judgment and appropriate financial and other expertise relevant to our business. The committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from our current directors and management. In fiscal 2006, the Nominating Committee determined to increase the size of the Board from eight to nine directors. Mr. Bell, who filled the resulting vacancy, was recommended to the Nominating Committee by Mr. Barba, our Chairman, President and CEO. In fiscal 2006, we did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

The Nominating Committee will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary in accordance with our Second Amended and Restated By-Laws and applicable law. See “Requirements for Submission of Proxy Proposals, Director Nominations and Other Business for 2008 Annual Meeting” for additional information on director nominations. The committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any timely nominations of directors by stockholders for the 2007 annual meeting of stockholders.

Director Compensation

We pay the non-employee directors of the Board a mix of cash and share-based compensation based on the determination of the Compensation Committee. We do not pay employee directors any compensation for Board service.

In fiscal 2006, Mercer Human Resource Consulting (“Mercer”) was retained to review, assess and report on the adequacy and fairness of the non-employee director compensation plan in three areas:  (1) annual retainers, (2) meeting fees, and (3) share-based compensation. On April 11, 2006, based in part upon Mercer’s recommendations, the Compensation Committee increased non-employee director compensation in the manner set forth below.

The following table sets forth the non-employee’s director compensation for 2006:

	November 1, 2005 to April 30, 2006	May 1, 2006 to October 31, 2006 (1)
Annual retainer:
Non-Audit Committee Service	$30,000	$35,000
Audit Committee Service	$38,000	$43,000
Compensation Committee Chair	—	$5,000
Attendance fees per meeting:
Board	$1,500	$1,500
Committee	$1,000	$1,200
Annual equity grant (in shares)(2)	1,000	2,000

(1)             The increased annual retainer became effective for the May 2006 monthly retainer disbursement and the increased committee attendance fees became effective upon subsequent committee meetings.

(2)             The non-qualified stock options granted to non-employee directors are exercisable over ten years.

Each director has the option to defer payment of the director’s annual retainer and attendance fees. Interest accrues on deferred fees at the rate of 8% per annum until paid.

Corporate Governance

The Board, as well as management, is committed to responsible corporate governance to ensure that we are managed for the benefit of our stockholders. To that end, the Board and management periodically review and update, as appropriate, our corporate governance policies and practices, and, when required, make changes to such policies and practices as are mandated by the Sarbanes-Oxley Act, SEC rules and regulations and the listing standards of Nasdaq.

The Board has adopted a Code of Conduct, which sets out the basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is posted on the Investor Relations section of our website at www.aepinc.com. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or the Nasdaq, will be posted on our website in the Investor Relations section.

A copy of the Board’s committee charters and Code of Conduct will be sent to any stockholder, without charge, upon written request to Corporate Secretary, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ  07606.

Stockholder Communication with the Board

Any stockholder wishing to communicate with a particular director, with all or certain of the independent directors or with the entire Board should direct the communication to Corporate Secretary, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ  07606. If a stockholder does not wish to have our corporate secretary screen the communication, the stockholder can so indicate and request that the material sent by the stockholder be delivered unopened to the person or persons to whom it is addressed.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee reviews and determines salaries, performance-based incentives and other matters relating to executive compensation, and administers the Company’s share-based compensation plans, including stock option and performance unit grants to the Company’s executive officers. The Compensation Committee also reviews and determines certain other compensation policies of the Company.

Compensation Philosophy

In fiscal 2006, the Compensation Committee established an objective of targeting a market median for total direct compensation (defined below) of its executive officers, with increased emphasis on aligning compensation and the performance of the Company on both a short-term and long-term basis. The Compensation Committee believes this will assist the Company in attracting, retaining and motivating key executives critical to its long-term success, promote long-term strategic management and enhance stockholder value.

The Company’s executive compensation program consists of four key elements: (1) annual base salary, (2) performance-based annual bonus, (3) a general perquisite allowance and a company car or car allowance, and (4) performance share-based compensation (collectively “total direct compensation”).

Compensation Consultant

In fiscal 2006, Mercer was retained to review, assess and report to the Compensation Committee on the fairness and adequacy of compensation paid to the Company’s executive officers in fiscal 2005 in light of the Compensation Committee’s fiscal 2006 objectives. Their recommendations were primarily based on analyses of market competitiveness (proxy and survey data) and pay-for-performance alignment, a review of the Company’s executive compensation plans and arrangements, and interviews with the Company’s executive officers and directors. In its analyses, Mercer developed a manufacturing industry peer group consisting of seventeen companies in the United States which had comparable business models and revenues:  American Biltrite Inc., Ameron International Corporation, AptarGroup, Inc., Atlantis Plastics, Inc., Buckeye Technologies Inc., Chesapeake Corporation, Constar International Inc., Hexcel Corporation, Insituform Technologies, Inc., Intertape Polymer Group Inc., Jarden Corporation, Myers Industries, Inc., Omnova Solutions Inc., PW Eagle, Inc., Spartech Corporation, Tredegar Corporation, and Tupperware Brands Corporation.

Market Competitive Assessment.   In fiscal 2005, the average total direct compensation paid to the Company’s executive officers was approximately at the 25th percentile of the peer group. The primary difference was that the peer group typically had 30%-40% of total direct compensation paid in share-based compensation, while the Company’s incentive package in fiscal 2005 was solely cash-based. Base salary and annual bonus levels were generally in line with the market median, although several executive officers fell below the median.

Pay for Performance Analysis.   Overall, but not necessarily on an individual basis, the Company’s pay for performance compensation was near the market median.

Fiscal 2006 Compensation Program for Executive Officers

Base Salaries.   Effective November 1, 2004, the Company was party to employment agreements with six of the Company’s key executives, including each of the named executive officers. The initial term of each agreement is three years, after which each agreement will be extended for successive one-year periods, unless not renewed by either party. The employment agreements provide for minimum increases to each person’s base salary predicated upon the percentage increase in the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey Metropolitan area as published by the Bureau of Labor & Statistics for the 12-month period ended on the September 30th immediately prior to the new fiscal year. The Compensation Committee may increase base salaries further at its discretion. In fiscal 2006, salaries for each named executive officers increased by 3%.

Perquisites and Company Car.   The Compensation Committee has determined it is in the best interests of the Company to pay executive officers a fixed dollar amount to cover perquisites and provide a company car. In fiscal 2006, named executive officers received a perquisite allowance ranging from $10,000 to $25,000.

Annual Cash Bonus.   Eligible executive officers and other employees of the Company receive annual cash bonuses pursuant to a Management Incentive Plan (“MIP”) adopted each year. Performance targets under the MIP are established annually by the Compensation Committee based on recommendations by management and are ratified by the Board. The Committee may also grant discretionary bonuses, subject to approval by the Board for executive officers.

Under the fiscal 2006 MIP, bonuses were subject to the achievement of an adjusted EBITDA target (with specified adjustments approved at year-end). At the discretion of the Compensation Committee, the adjusted EBITDA target for each eligible employee was based on the adjusted EBITDA of either the Company or a specified business unit. The adjusted EBITDA target for the Company was initially established on April 11, 2006; the adjusted EBITDA targets for the business units were determined by the chief executive officer or chief financial officer of the Company and the eligible employees. The adjusted EBITDA target for each executive officer was tied to Company performance. Each eligible employee received a bonus target (set forth as a percentage of base salary), and the bonus actually paid could be 0% to 200% of such target based on fiscal 2006 adjusted EBITDA compared to the adjusted EBITDA target. For example, an employee would have received no bonus if fiscal 2006 adjusted EBITDA was less than 80% of the adjusted EBITDA target, while an employee would receive a bonus of 200% of the target bonus if fiscal 2006 adjusted EBITDA was 120% or more of the adjusted EBITDA target. Reductions (but not increases) of such bonuses are in the sole discretion of the chief executive officer and chief financial officer. Since performance projections are not publicly disclosed, the Compensation Committee believes disclosure of targets under the MIP could adversely affect the Company and could place it at a competitive disadvantage with respect to hiring and retaining key employees. Disclosure could also expose the Company to claims by third parties based on such projections, especially since these projections are not intended as a predictor of future performance.

In fiscal 2006, bonus targets for named executive officers ranged from 50% to 80% of base salary, while actual bonuses were 200% of such bonus targets because fiscal 2006 adjusted EBITDA was more than 120% of the adjusted EBITDA target. No discretionary bonuses were made to any named executive officer.

Long-Term Incentives.   The Compensation Committee, in its sole discretion, grants awards under the 2005 Stock Option Plan to Company employees, including named executive officers. In part based upon the recommendation by Mercer to increase the Company’s equity compensation, the Compensation Committee granted performance units to the named executive officers and other employees in May and June 2006 under the 2005 Stock Option Plan. Each performance unit represents the right to receive, upon vesting and the satisfaction of any required withholding obligation, either one share of the Company’s common stock or the corresponding cash value of such stock or a combination of shares and cash value (at the employee’s option). The performance units were subject to forfeiture based upon an adjusted EBITDA performance goal. If the Company’s fiscal 2006 adjusted EBITDA was equal to or exceeded the adjusted EBITDA target, no performance units would be forfeited. If the Company’s fiscal 2006 adjusted EBITDA was between 80% and less than 100% of the adjusted EBITDA target, such employee would forfeit such number of performance units equal to (a) the performance units granted multiplied by (b) the percentage that fiscal 2006 adjusted EBITDA is less than the adjusted EBITDA target. If fiscal 2006 adjusted EBITDA was below 80% of the adjusted EBITDA target, the employee would forfeit all performance units.

The fiscal 2006 adjusted EBITDA target was fully satisfied and, therefore, no performance units were forfeited. The performance units will vest in five equal installments on the first through fifth anniversaries of the grant date, provided the applicable person continues to be employed by the Company on such respective dates.

Additional Compensation Plans

2005 Employee Stock Purchase Plan (“ESPP”).   All of the Company’s employees are eligible to participate in the 2005 ESPP except those who have less than one year of service or whose routine employment is not more than 20 hours per week or five months per year. Eligible employees may authorize payroll deductions of up to 7.5% of their earnings over successive six-month offering periods. The purchase price of the common stock is 85% of the last sale price per share of the common stock on the Nasdaq on either the first trading day or the last trading day of the six-month offering period, whichever is lower. In fiscal 2006, Mr. Vegliante, our Executive Vice President, Operations, was the only named executive to participate in the ESPP, and he acquired 395 and 189 shares at $15.78 and $21.25, respectively.

401(k) Savings and Employee Stock Ownership Plan.   All of the Company’s employees in the United States who have completed 1,000 hours of service during the plan year and are employed on the last day of the plan year may participate in this plan except for union employees at the Company’s California plant. In fiscal 2006, contributions of shares of the Company’s common stock were made to the account of each employee participant to fulfill the contribution obligations accrued to the Company for fiscal 2005 services. The Company contributes for each participant shares equal to 1% of compensation up to a maximum of $210,000 of the individual’s compensation. The Company also contributes shares equal to 100% of the first 3% and 50% of the following 2% of each participant’s 401(k) contribution with a maximum total annual contribution of 5% of the participant’s annual compensation. In addition, from year to year, the Company may make discretionary contributions to the plan; no discretionary contributions were made to the accounts of the named executive officers in fiscal 2006. In fiscal 2006, all of our named executive officers were eligible to participate in the plan and received the full company match permitted. The Company intends that its fiscal 2007 contribution to the plan, in fulfillment of fiscal 2006 obligations, will be made in cash instead of shares.

Elimination of the Stock Option Committee

Effective April 11, 2006, the Stock Option Committee of the Board was eliminated and its delegated authority was incorporated into the Compensation Committee.

Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally does not permit a tax deduction by the Company for annual compensation above $1 million to any named executive officer, except certain performance-based compensation approved by stockholders. The Company’s 2005 Stock Option Plan qualifies under the exception from performance-based compensation. To maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the Compensation Committee does not have a policy that all executive compensation must be deductible.

Submitted by the Compensation Committee:
Lee C. Stewart, Chairman
Kenneth Avia
Frank P. Gallagher
Paul E. Gelbard

EXECUTIVE COMPENSATION

The following tables set forth the compensation earned by (i) the Chief Executive Officer and (ii) our other executive officers whose compensation is required to be disclosed pursuant to SEC rules (the “named executive officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
						Securities
Name and Principal	Fiscal			Other Annual	Restricted Stock	Underlying	All Other
Position	Year	Salary ($)	Bonus ($)(1)	Compensation ($)(2)	Awards ($)(3)	Options(#)	Compensation ($)(4)
J. Brendan Barba	2006	$756,000	$1,209,600	$35,000	$1,555,560	—	$11,000
Chairman of the Board,	2005	698,000	929,738	35,000	—	—	10,500
President and Chief	2004	599,046	531,720	—	—	50,000	10,250
Executive Officer
Paul M. Feeney.	2006	$363,000	$471,900	$25,000	$267,960	—	$11,000
Executive Vice President,	2005	334,000	361,472	25,000	—	—	10,500
Finance and Chief	2004	287,742	237,160	—	—	25,000	10,250
Financial Officer
John J. Powers	2006	$274,544	$274,545	$20,000	$400,200	—	$2,200
Executive Vice President,	2005	262,545	97,184	20,000	—	—	10,500
Sales and Marketing	2004	254,898	101,458	—	—	14,625	9,225
David J. Cron	2006	$264,300	$264,350	$20,000	$224,210	—	$11,000
Executive Vice President,	2005	252,350	93,410	20,000	—	—	10,500
Manufacturing	2004	245,000	97,518	—	—	10,010	10,250
Paul C. Vegliante	2006	$248,595	$248,595	$20,000	$334,080	—	$10,792
Executive Vice President,	2005	236,595	87,578	20,000	—	—	9,450
Operations	2004	229,704	91,430	—	—	9,035	9,020

(1)             Consists of the cash bonus under the annual MIP. See “Compensation Committee Report on Executive Compensation” for additional information on the fiscal 2006 MIP.

(2)             Represents perquisite allowance and $10,000 car allowance provided in fiscal 2005 and fiscal 2006; no perquisite allowance was provided in fiscal 2004 and the value of total perquisites in fiscal 2004 for each named executive officer is below the disclosure threshold. Excludes medical, group life insurance and other benefits received by named executive officers that are available generally to all salaried employees and that do not discriminate in scope, terms or operation in favor of executive officers.

(3)             Represents the value of performance units granted in fiscal 2006 under the 2005 Stock Option Plan as follows:   Mr. Barba, 44,700 performance units; Mr. Feeney, 7,700 performance units; Mr. Powers, 11,500 performance units; Mr. Cron, 7,000 performance units; and Mr. Vegliante, 9,600 performance units. The dollar value is based upon the closing price of our common stock on the grant date (as reported by Nasdaq): $34.80 on May 5, 2006 (Messrs. Barba, Feeney, Powers and Vegliante) and $32.03 on June 14, 2006 (Mr. Cron). No performance units were granted in fiscal 2004 or fiscal 2005. See “Compensation Committee Report on Executive Compensation” for additional information on performance units granted in 2006.

No dividends will be paid on unvested performance units. Each performance unit represents the right to receive, upon vesting and the satisfaction of any required withholding obligation, either one share of our common stock or the corresponding cash value of such stock or a combination of shares and cash value (at the employee’s option). The performance units will vest in five equal installments on the first through fifth anniversaries of the grant date, provided the applicable person continues to be employed by us on such respective dates.

At October 31, 2006, the aggregate amount of performance units held by each named executive officer, and the dollar value of such units (based on the closing price of $52.68 on such date, as reported by Nasdaq) is:  Mr. Barba, 44,700 performance units ($2,354,796); Mr. Feeney, 7,700 performance units ($405,636); Mr. Powers, 11,500 performance units ($605,820); Mr. Cron, 7,000 performance units ($368,760); and Mr. Vegliante, 9,600 performance units ($505,728).

(4)             Represents our contribution to each named executive officer’s account in the 401(k) Savings Plan and Employee Stock Ownership Plan. The allocation is based upon the Plan’s distribution formula.

Aggregated Option Exercises in Fiscal 2006
and Fiscal Year-End Option Values

	Shares	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (2)
	Acquired on	Realized	#	#	$	$
Name	Exercise #	$(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
J. Brendan Barba	—	—	60,000	40,000	$1,670,807	$1,502,202
Paul M. Feeney	33,000	346,485	42,000	20,000	929,560	756,100
John J. Powers	—	—	5,850	8,775	253,773	380,660
David J. Cron.	4,004	176,196	—	6,006	—	260,540
Paul C. Vegliante	—	—	3,614	5,421	156,775	235,163

(1)             These amounts represent the aggregate difference between the fair market value on the sale date and the exercise price.

(2)             These amounts relate to in-the-money stock options and represent the aggregate difference between the exercise price of each stock option and $52.68, which was the closing price of our common stock on October 31, 2006 as reported by Nasdaq.

Employment Agreements

Effective November 1, 2004, we became party to employment agreements with six of our key executives, the named executive officers and Lawrence R. Noll. The initial term of each agreement is three years; after which each agreement will be extended for successive one-year periods, unless not renewed by either party.

Commencing November 1, 2005, and annually thereafter, base salaries are increased, at a minimum, by the percentage increase in the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey Metropolitan area as published by the Bureau of Labor & Statistics for the 12-month period ended on the September 30th immediately prior to the new fiscal year. The Board may increase base salaries further at its discretion.

Bonuses are determined in accordance with our MIP. Grants of share-based compensation awards are determined by the Compensation Committee, in its sole discretion. In addition to the benefits generally available to our employees, each key executive receives an annual perquisite disbursement, less applicable tax withholding, to encompass expenses not covered by our business expense reimbursement policy. The Compensation Committee annually reviews the perquisite disbursement.

Upon a termination by us for reasons other than cause, death or disability, or the executive’s termination for good reason (each as defined in the employment agreements), such person will be entitled to severance equal to two times his annual base salary in effect immediately prior to the event giving rise to the termination, and the bonus earned for the fiscal year immediately preceding the fiscal year in which the termination event occurred (payable over 2 years, no less frequently than semi-monthly). In addition, such executive will receive any earned but unpaid bonus (on a pro rata basis) for the year in which termination occurs, accrued unused vacation days through the termination date, and medical coverage until the earlier of the last day of the severance period or until we cease to be obligated to make such payments under COBRA.

Upon a termination by us for cause or due to death or disability, or the executive’s termination without good reason (each as defined in the employment agreements), such executive will be entitled to earned but unpaid base salary, bonus, accrued obligations (if applicable due to death or disability), and the continuance of benefits under employee benefit plans (if applicable due to death or disability).

The employment agreements also contain customary confidentiality, non-solicit and non-competition provisions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Family Relationships between Directors and Executive Officers

John J. Powers, our Executive Vice President, Sales and Marketing, and Paul C. Vegliante, our Executive Vice President, Operations, are the sons-in-law of J. Brendan Barba, our Chairman, President and Chief Executive Officer. Mr. Barba and David J. Cron, our Executive Vice President, Manufacturing, and his brother, Robert W. Cron, our Executive Vice President, National Accounts, are first cousins. No other family relationships exist between any of the directors on the Board and our executive officers.

On February 13, 2007, Mr. Barba and members of his immediate family, combined, owned or controlled the right to vote 1,374,130 shares of our common stock, representing 17.3% of our outstanding shares. We believe Mr. Barba and members of his immediate family will vote their shares of our common stock in favor of the nominees for election to the Board and the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2007.

Related Party Transactions and Other Relationships

Paul E. Gelbard, a director on the Board, is Of Counsel at Warshaw Burstein Cohen Schlesinger & Kuh, LLP, (“WBCSK”) an entity that provides legal services to us. In fiscal 2006, we paid $334,476 to such law firm. Through February 13, 2007, we have paid $77,008 to WBCSK for legal services.

J. Brendan Barba’s first cousin is a principal of a company used for certain printed form requirements. We regularly use a competitive bid process regarding this work. In fiscal 2006, we paid $28,987 to this vendor. Through February 13, 2007, we have paid $21,721 to this vendor.

Mr. Feeney’s son-in-law is a principal of the publisher of our annual report to stockholders and certain advertising material. Competitive bids were solicited by an independent business consultant in June 2004. In fiscal 2006, we paid $89,934 to this vendor. Through February 13, 2007, we have paid $28,711 to this vendor.

Mr. Feeney’s son is a principal of a supplier we use to provide miscellaneous industrial supplies at our Mountaintop, PA manufacturing facility. In fiscal 2006, we paid $2,215 to this vendor. Through February 13, 2007, we have paid $149 to this vendor.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during fiscal 2006 were independent directors and none of them is or has been an employee or officer of ours. During fiscal 2006, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Compensation Committee or Board.

STOCK PERFORMANCE GRAPH

Our common stock is traded on The Nasdaq Global Market under the symbol “AEPI.”  The graph below provides an indicator of the cumulative total returns for a holder of our common stock as compared with the S&P 500 Stock Index and a Peer Group of plastic packaging providers, consisting of Applied Extrusion Technologies, Inc.; AptarGroup, Inc.; Astronics Corp.; Atlantis Plastics, Inc.; Ball Corp.; Bemis, Inc.; Crown Cork & Seal, Inc.; Dean Foods Co.; Intertape Polymer Group Inc.; PVC Container Corp.; Pactive Corp.; Peak International, Ltd.; Silgan Holdings, Inc.; Sonoco Products Co.; Spartech Corporation; and West Co. The stock price performance shown is not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among AEP Industries Inc., The S & P 500 Index
And A Peer Group

* $100 invested on 10/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending October 31.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	10/31/01	10/31/02	10/31/03	10/31/04	10/31/05	10/31/06
AEP Industries Inc.	$100.00	$77.25	$37.21	$55.16	$101.25	$262.74
S&P 500 Stock Index	100.00	84.89	102.55	112.21	122.00	141.94
Peer Group	100.00	119.85	136.87	163.25	182.68	227.55

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of our common stock as of February 13, 2007 by (i) each of the directors and named executive officers, (ii) all of the directors and executive officers as a group, and (iii) beneficial owners of 5% or more of our common stock. As of February 13, 2007, there were 7,936,409 shares of our common stock outstanding. Unless otherwise indicated, the address for each beneficial owner is 125 Phillips Avenue, South Hackensack, NJ  07606. Further, unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the shares listed below.

Name of Beneficial Owner	Shares Owned (1)	Right to Acquire (2)	Aggregate Percent of Class
Kenneth Avia	—	11,200	*
J. Brendan Barba (3)(4)	1,106,283	57,344	14.6
Robert T. Bell	—	—	*
Richard E. Davis	—	1,400	*
Paul M. Feeney (4)(5)	789,379	47,000	10.5
Frank P. Gallagher	1,000	800	*
Paul E. Gelbard	710	9,200	*
Lawrence R. Noll.	3,996	1,783	*
Lee C. Stewart	—	6,800	*
John J. Powers (4)(6)	920,430	—	11.6
David J. Cron.	2,963	—	*
Paul C. Vegliante (4)(7)	838,483	5,421	10.6
Executive officers and directors as a group (14 persons)	1,433,463	143,885	19.5
Third Point LLC (8) 360 Madison Avenue, 24th Floor New York, NY 10019	1,294,468	—	16.3
Bear Stearns Asset Management Inc. (9) 383 Madison Avenue New York, NY 10179	857,762	—	10.8
Barclays Global Investors, NA, et al. (10) 45 Fremont Street San Francisco, CA 94105	465,175	—	5.9
Okabena Investment Services, Inc. (11) 5140 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402	417,598	—	5.3

*       Less than one percent.

(1)   These amounts include the following number of shares credited under our 401(k) Savings Plan and Employee Stock Ownership Plan as of February 13, 2007:  Mr. Barba, 4,464 shares; Mr. Feeney, 4,464 shares; Mr. Noll, 3,996 shares; Mr. Powers, 4,413 shares; Mr. Cron, 2,979 shares; and Mr. Vegliante, 4,179 shares. ‘Executive officers and directors as a group’ include 31,280 shares credited under such plan. See “Compensation Committee Report on Executive Compensation” for addition information regarding such plan.

(2)   These amounts reflect the number of shares that such holder could acquire through the exercise of stock options within 60 days of February 13, 2007.

(3)   Includes 49 shares held by Mr. Barba’s spouse and 609 shares held by Mr. Barba’s spouse in our 401(k) Savings Plan and Employee Stock Ownership Plan, as to which Mr. Barba disclaims beneficial ownership.

(4)   Includes 745,533 shares of common stock in four Grantor Retained Annuity Trusts (“GRATs”) that were initially established by Mr. Barba. The trustees for each GRAT are Mr. Feeney and two daughters of Mr. Barba (who are also the spouses of Messrs. Powers and Vegliante and the co-beneficiaries of each GRAT).

(5)   Includes 5,000 shares held by Mr. Feeney’s spouse, as to which he disclaims beneficial ownership.

(6)   Includes 120,909 shares held by Mr. Powers’ wife and 30,725 shares held by Mr. Powers’ wife in trust for his minor children.

(7)   Includes 21,272 shares held jointly by Mr. Vegliante and his wife and 65,933 shares held by Mr. Vegliante’s wife.

(8)   Based on information set forth in a Schedule 13D (Amendment No. 3) filed with the SEC on November 9, 2006 by Third Point, LLC, Daniel S. Loeb, Third Point Offshore Fund, Ltd., and Bradley Louis Radoff. Third Point, LLC is the investment manager or adviser for hedge funds and managed accounts, and Mr. Loeb is the CEO of Third Point, LLC. Mr. Radoff is an employee of Third Point, LLC. Third Point, LLC and Mr. Loeb share voting and dispositive power over 1,150,000 shares of common stock; Third Point Offshore Fund, Ltd. shares voting and dispositive power with Third Point, LLC and Mr. Loeb with respect to 806,600 shares (which constitutes a portion of the 1,150,000 shares). Mr. Radoff has sole voting and dispositive power with respect to 174,268 shares.

         Per reports filed in accordance with Section 16(a) of the Exchange Act, 29,800 shares of common stock have been sold by such group since the date of the Schedule 13D (Amendment No. 3). The table reflects these sales. After such sales, (i) Third Point Offshore Fund, Ltd. shares voting and dispositive power with Third Point, LLC and Mr. Loeb with respect to 795,600 shares and (ii) Mr. Radoff has sole voting and dispositive power with respect to 174,268 shares.

(9)   Based on information set forth in a Schedule 13G filed with the SEC on January 11, 2007 by Bear Stearns Asset Management Inc., reporting: (i) sole power to vote 282,271 shares, (ii) shared power to vote 440,278 shares, (iii) sole power to dispose of 330,608 shares and (iv) shared power to dispose of 440,278 shares.

(10) Based on information set forth in a Schedule 13G filed with the SEC on January 23, 2007 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited. Barclays Global Investors, NA has sole power to vote 352,265 shares and sole power to dispose 364,640 shares. Barclays Global Fund Advisors has sole power to vote and dispose of 100,535 shares.

(11) Based on information set forth in a Schedule 13G (Amendment No. 4) filed with the SEC on April 12, 2005 by Okabena Investment Services, Inc.

AUDIT COMMITTEE REPORT

The Board has determined that each of the members of the Audit Committee are independent under applicable rules and regulations of Nasdaq and the SEC.  The Audit Committee operates under a written charter approved by the Board, which is reviewed annually by the Audit Committee and the Board, and is posted on the Investor Relations section of the Company’s website at www.aepinc.com.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions.  Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations.  KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) and for expressing their opinions thereon.  The Audit Committee further has the authority to engage its own outside advisors as it determines appropriate, apart from counsel or advisors hired by management.

During fiscal 2006, among other matters, the Audit Committee:

•  Reviewed and discussed with management and KPMG the unaudited quarterly financial statements included in reports filed with the SEC.

•  Reviewed and discussed with management and KPMG the audited consolidated financial statements for fiscal 2006 included in the annual report filed with the SEC and delivered to stockholders.

•  Reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of October 31, 2006.

•  Reviewed and discussed with KPMG its attestation report on management’s assessment of and the effectiveness of the Company’s internal control over financial reporting.

•  Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

•  Received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), as amended.

•  Discussed with KPMG its independence with respect to the Company, including any relationships which may impact their objectivity and independence, and considered whether the provision of specified non-audit services is compatible with the auditors’ independence under current guidelines.

Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended October 31, 2006, which was filed with the SEC on January 16, 2007.

Submitted by the Audit Committee:

Richard E. Davis, Chairman
Kenneth Avia
Lee C. Stewart

OTHER AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

In accordance with Audit Committee policy and applicable law, the Audit Committee must pre-approve all services to be provided by KPMG, including audit services, audit-related services, tax services and other services. In determining whether to pre-approve such services, the Audit Committee must consider whether the provision of such services is consistent with the independence of KPMG. Generally, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the chair of the Audit Committee may pre-approve such services between committee meetings pursuant to delegated authority from the Audit Committee; the chair then communicates such pre-approvals to the full Audit Committee.

KPMG Fees in Fiscal 2006 and 2005

The following table sets forth the fees we were billed for audit and other services provided by KPMG for fiscal 2006 and 2005. All of such services described below were approved in conformity with the Audit Committee’s pre-approval process described above.

	Fiscal 2006	Fiscal 2005
Audit Fees(1)	$1,681,837	$1,870,246
Audit-Related(2)	29,159	38,038
Tax Fees(3).	49,365	202,784
Total Fees.	$1,760,361	$2,111,068

(1)    Audit fees in fiscal 2006 consisted of fees for the annual audit of our financial statements (which also includes $169,050 of fees attributable to fiscal 2005), audit of internal controls over financial reporting and services provided for the registration statement and related Securities and Exchange Commission filings in connection with the selling shareholder’s offering. Audit fees in fiscal 2005 consisted of fees for the annual audit of our financial statements, audit of internal controls over financial reporting and services provided in connection with the offering memorandum and related Securities and Exchange Commission filings in connection with our 7.875% Senior Notes, including the issuance of the auditors’ consent.

(2)    Audit-related fees consisted principally of fees for audits of the financial statements of certain employee benefit plans.

(3)    Tax fees consisted of fees for tax consultation and tax compliance services.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007
(PROPOSAL NO. 2)

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. In January, 2007, the Audit Committee reappointed KPMG to be our independent registered public accounting firm for fiscal 2007.

As the Audit Committee has responsibility for appointment of our independent registered public accounting firm, your ratification of the appointment of KPMG is not necessary. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.

Representatives of KPMG will attend the meeting, will have an opportunity to make a statement and will answer appropriate questions from our stockholders.

The Board recommends that you vote FOR the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2007.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors and executive officers and persons owning more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership in any of our equity securities with the SEC and Nasdaq.

Based solely on a review of the copies of reports filed with the SEC and written representations from our executive officers and directors, we believe that such persons have complied with applicable filing requirements with the following exceptions:  (i) J. Brendan Barba filed two late reports representing an aggregate of six transactions; (ii) John J. Powers filed two late reports representing an aggregate of five transactions; (iii) Paul C. Vegliante filed  two late reports representing an aggregate of five transactions; (iv) Kenneth Avia filed two late reports representing an aggregate of 29 transactions (numerous sales of de minimis amounts totaling 9,900 shares of common stock in aggregate); and (v) Bradley Louis Radoff filed three late reports representing an aggregate of four transactions.

Availability of Form 10-K and Annual Report to Stockholders

SEC rules require us to provide a copy of our Annual Report on Form 10-K to stockholders who receive this Proxy Statement. Our Annual Report furnished to stockholders contains a copy of our Annual Report on Form 10-K including certain exhibits. We will also provide copies of our Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the Annual Report on Form 10-K for fiscal 2006 (excluding exhibits or documents incorporated by reference) are available to stockholders (without charge) upon written request to:  Investor Relations, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ  07606 or via the internet at:  http://www.aepinc.com.

Requirements for Submission of Proxy Proposals, Director Nominations and Other Business for 2008 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2008 annual meeting of stockholders, the proposal must be received by us at our principal executive offices (Corporate Secretary, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ  07606) by the close of business on October 31, 2007.

Any stockholder proposal intended to be presented for consideration at the 2008 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting, must be received by us at the address stated above prior to January 11, 2008 to be considered timely. If we do not receive notice by that date, or if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies if such matters are permitted to be raised at the meeting.

The above-mentioned proposals must also be in compliance with our Second Amended and Restated By-Laws and the proxy solicitation rules of the SEC and Nasdaq.

Solicitation by Board; Expenses

We will pay the cost of preparing, assembling, and mailing the proxy materials. We have requested banks, brokers and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable expenses in doing so. In addition, our directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors,
Lawrence R. Noll
Vice President, Controller and Secretary
February 28, 2007

AEP INDUSTRIES INC.

PROXY ANNUAL MEETING OF STOCKHOLDERS – APRIL 10, 2007

COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of AEP INDUSTRIES INC., does hereby appoint Paul M. Feeney and Paul E. Gelbard, or either of them, with full power of substitution, the undersigned’s proxies, to appear and vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, April 10, 2007, at 10:00 A.M., local time, or at any adjournments thereof, upon such matters as may properly come before the meeting.

The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side of this card on each of the following matters and in accordance with their judgment on any other matters which may properly come before the meeting or any adjournment.

(Continued on reverse side)

Annual Meeting of Stockholders

AEP INDUSTRIES INC.

April 10, 2007

COMPANY NUMBER
Please date, sign and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER

¯ Please Detach and Mail in the Envelope Provided ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE; PLEASE MARK YOUR VOTE INK BLUE OR BLACK IN AS SHOWN HERE  ☒

The Board of Directors recommends a vote “FOR” Items No. 1 and No. 2

					FOR	AGAINST	ABSTAIN

1. Election of Class C Directors		Nominees		2. Ratification of the	☐	☐	☐
appointment of KPMG
LLP as the Company’s
☐	FOR ALL NOMINEES	O	J. Brendan Barba	independent registered
public accounting firm for
		O	Richard E. Davis	the fiscal year ending
☐	WITHHOLD AUTHORITY			October 31, 2007
	FOR ALL NOMINEES	O	Lee C. Stewart

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: •

The shares represented by this Proxy will be voted as directed.  If no direction is indicated as to either of Items 1 or 2:  (i) if the shares are subject to the AEP Industries Inc. 401(k) and Employee Stock Ownership Plan, the shares will not be voted for such Item(s), and (ii) if the shares are otherwise owned, the shares will be voted “FOR” such Item(s).

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date	,2007	Signature of Stockholder	Date	,2007

NOTE:

This proxy must be signed exactly as the name appears hereon.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.